EXHIBIT F


                         [Steven R. Sullivan letterhead]


                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63166
                                  314-554-2098

                                February 27, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Ameren Corporation, et al.
          Form U-1 Application-Declaration
          (File No. 70-10106)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a registered holding company, its public-utility subsidiary companies: Union Electric Company ("AmerenUE"), Central Illinois Public Service Company ("AmerenCIPS"), Central Illinois Light Company ("AmerenCILCO"), and Central Illinois Generation, Inc. ("CIGI"); CILCORP Inc. ("CILCORP"), an exempt holding company and a wholly-owned subsidiary of Ameren; and certain direct and indirect wholly-owned non-utility subsidiary companies of Ameren, as named therein (collectively, the "Applicants"). I have acted as counsel for Ameren and the other Applicants in connection with the Application.

     Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Application.

     As described in the Application, the Applicants are requesting authorization for the period through March 31, 2006 (the "Authorization Period")
(1) to extend and restate the external short-term financing and interest rate hedging authorization of AmerenUE and AmerenCIPS under the 1998 Financing Order,
(2) to extend and continue the Utility Money Pool and Non-Utility Money Pool (to be re-designated as the "Non-Regulated Subsidiary Money Pool") arrangements, and
(3) to add AmerenCILCO as a participant in the Utility Money Pool and CILCORP, CIGI, and certain direct and indirect non-utility subsidiaries of Ameren as participants in the Non-Regulated Subsidiary Money Pool, in each case subject to all of the existing terms, conditions and limitations of the money pool agreements. These proposals are referred to collectively as the "Proposed Transactions."

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of Ameren and the other Applicants.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order or orders.

     (c) Ameren and the other Applicants shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (e) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

     1. Upon receipt by AmerenCILCO of an order of the Illinois Commerce Commission authorizing it to participate in the Utility Money Pool, all state laws applicable to the Proposed Transactions will have been complied with;

     2. Ameren and the other Applicants are each validly organized and duly existing under the laws of the states in which they are incorporated;

     3. The Short-term Debt, Interest Rate Hedges, and Anticipatory Hedges to be issued or entered into by AmerenUE and AmerenCIPS, notes issued by AmerenUE evidencing borrowings under the Utility Money Pool, and notes issued by CIGI evidencing borrowings under the Non-Regulated Subsidiary Money Pool will be valid and binding obligations of such companies in accordance with their terms; and

     4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Ameren or any associate company of Ameren.

     I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.


                                         Very truly yours,


                                         /s/ Steven R. Sullivan


                                       3